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                                                                   Exhibit 10.42

                          PRODUCT SERVICES AGREEMENT



     THIS PRODUCT SERVICES AGREEMENT (the "Agreement") is made as of this 30th day of January, 1997, by and among Petro Stopping Centers, L.P. ("Petro"), a Delaware limited partnership, and C&R Distributing, Inc. ("C&R"), a Texas corporation.

     WHEREAS, Petro owns and operates full service truck/auto travel center facilities known as Petro Stopping Center (the "Facilities") and buys and sells petroleum products;

     WHEREAS, C&R is in the business of hauling fuel, providing fuel dispensing maintenance services, and buying and reselling petroleum products;

     WHEREAS, Petro requires the services C&R provides for Petro's El Paso area operations and from time to time buys and sells petroleum products to and from C&R;

     WHEREAS, Petro desires to engage C&R for C&R's products and services;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby expressly acknowledged, Petro and C&R hereby agree as follows:


1.   DUTIES.

     During the term hereof:

     (a) C&R shall provide to Petro fuel hauling and fuel pump maintenance services promptly after Petro shall from time to time request of C&R any of such services within a fifty mile radius of Petro's headquarters building (the "Territory"). The services to be provided by C&R shall be of a similar or better quality as the same services provided by C&R to other parties in the Territory and C&R shall charge Petro for such services C&R's lowest rates then charged by C&R for similar services and such rates shall not exceed rates available from other parties providing the same services of similar quality within the Territory.

     (b) The parties shall each promptly notify the other if either party has petroleum products for sale, specifying the type, quality, quantity, price and delivery terms. After such notification the party receiving such notice shall have the right and option but not the obligation to purchase all or a portion of such products and the offering party agrees to sell such products at prices equal to or below the lowest prices such seller is charging and otherwise on at least as favorable of terms as such seller is offering at that time to unrelated parties in the Territory.

     (c) This Agreement is non-exclusive and shall not require either party to purchase any minimum amount of product or services from the other nor prevent either party from dealing with and conducting business with any other persons in competition with the parties hereto.


2. TERM. The terms of the Agreement shall extend until December 31, 2004, unless sooner terminated pursuant to Section 6 below.
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3.   PAYMENT TERMS.  The fees and charges to be paid by C&R to Petro and the fees and charges to be paid by Petro to C&R will be invoiced monthly within twenty (20) days after the end of each month and paid within 10 days after invoicing (the "due date"). In the event either party shall fail to pay to the other party any sum required under this Agreement on or before the due date thereof, the amount past due and owing to the other party shall bear interest at the lesser of (a) the rate of one percent (1.0%) per month, (i.e. twelve percent (12%) per annum) or (b) the maximum rate allowable by law. Interest shall accrue from the due date until payment is received by the party owed the payment. Acceptance by either party of any payments under this Agreement shall not prevent such accepting party from disputing the amount owed or from demanding more information from the paying party regarding payments finally due for a period of two years following payment, and such acceptance of any payment by either party shall not constitute a waiver of any breach of any term or provision of this Agreement by the paying party if any such breach shall have occurred.


4. MAINTENANCE AND AUDITS OF RECORDS. Each party shall keep such books and records at its principal offices in the United States in accordance with United States generally accepted accounting principles, consistently applied, and shall maintain and make such books and records available for at least two (2) years after the termination of this Agreement for possible inspection, copying, extracting and/or audit by the other party. Each party or its duly authorized agents or representatives shall have the right not more than once every six calendar months to review and, through an independent certified public accounting firm selected by the party conducting the audit and reasonably acceptable to the other party, to conduct audits with respect to the books, records, and all other documents and materials in the possession or under the control of the other party relating to this Agreement. If the accounting firm selected to conduct an audit is not reasonably acceptable to the other party, then each party shall choose one accounting firm and such accounting firms shall then choose a third independent certified public accounting firm, whose determination as to all matters shall be final. Each party choosing an accounting firm shall bear the costs of such accounting firm, and the cost of the third accounting firm, if any, shall be borne by the party requesting such audit, unless such audit reveals an overpayment in net amounts owed by the party requesting the audit of at least $10,000, in which case the entire cost of the audit shall be borne by the other party.


5. INSURANCE. C&R shall continually maintain general liability insurance coverage with limits of at least $1 million for each occurrence with an aggregate of $2 million and with a deductible of no more than $50,000 from an insurance company licensed to do business in Texas which is financially sound and reputable and which is reasonably acceptable to C&R. Should Petro elect to provide the insurance coverage C&R is obligated to maintain hereunder, C&R shall pay to Petro the premiums attributable to C&R's insurance for such period, promptly upon receipt of written notification of such premiums. Each insurance policy C&R is required to maintain hereunder shall name Petro, Petro PSC Properties, L.P. as an additional insured and shall also require that Petro and Petro PSC Properties, L.P. be given written notice at least thirty (30) days prior to cancellation. On or before the thirtieth (30th) day prior to expiration of its insurance policy C&R shall provide Petro with a certificate of insurance certifying continual insurance coverage in accordance with this Section 5, and if C&R shall fail to timely provide such a certificate of insurance, Petro may obtain C&R's insurance and off-set Petro's costs and charges for such insurance against the payments owed by Petro to C&R.

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6.   TERMINATION.  This Agreement may be terminated prior to the expiration of its term by mutual written agreement of both parties hereto, or by either party if the other party shall remain in material breach hereof for thirty (30) days (ten (10) days if the default is a payment default) after the receipt of written notice of such breach from the terminating party.

7.   COVENANTS OF PARTIES.

     (a) Each party hereby agrees to comply, and hereby represents and covenants that it will conduct its activities and its operations in continuous compliance, with all applicable local, state and federal laws, rules and regulations, and that it will at all times conduct its activities under this Agreement in a reasonable, safe and lawful manner.

     (b) Each party hereby warrants and guarantees to the other party that the services to be provided by the warranting party hereunder shall be of the highest quality of workmanship then available in the Territory.

     (c) Each party hereby warrants and guarantees to the other party that the products each may sell to the other hereunder shall be of merchantable quality and condition.


8. INDEMNIFICATION. C&R hereby agrees to indemnify, defend and hold harmless Petro and Petro PSC Properties, L.P., a Delaware limited partnership, and their respective directors, officers, shareholders, partners, agents, attorneys and employees from and against any and all liabilities, claims, obligations, demands, damages, fines, penalties, suits, judgments, costs and expenses, whatsoever, including but not limited to court costs and reasonable attorneys' fees, which Petro and/or such other indemnified parties may incur or which may be asserted against any of them, and which arise or occur because of a breach by C&R of its obligations under this Agreement and/or the negligence or willful misconduct of C&R and its agents and employees.

     Petro hereby agrees to indemnify, defend and hold harmless C&R and its directors, officers, agents, shareholders, attorneys and employees from any and all liabilities, claims, obligations, suits, demands, damages, fines, penalties, judgments, costs and expenses whatsoever, including but not limited to court costs and reasonable attorneys' fees, which C&R and/or such other indemnified parties may incur or which may be asserted against any of them, and which arise out of or occur because of a breach of Petro's obligations under this Agreement and/or the negligence or willful misconduct of Petro and its agents and employees.


9. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be given in writing and shall be deemed to have been duly given when personally delivered or mailed by first class mail, certified, return receipt requested, postage prepaid and addressed as follows, if mailed:

     To Petro:

                         Petro Stopping Centers, L.P.
                         6080 Surety Drive
                         El Paso, Texas  79905
                         Attn:  Evan C. Brudahl, Senior Vice President

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     With a copy to:

                         Darrell R. Windham
                         Kemp, Smith, Duncan & Hammond, P.C.
                         2000 Norwest Plaza
                         El Paso, Texas 79901

     To C&R:

                         C&R Distributing Company, Inc.
                         6080 Surety Drive
                         El Paso, Texas  79905
                         Attn:  J.A. Cardwell, Jr., President

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of Petro and C&R regarding the subject matter addressed herein. This Agreement may not be changed orally but only by an agreement in writing signed by each party hereto.


11. COUNTERPARTS. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute but one and the same document.


12. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS.


13. JOINT PREPARATION. This Agreement shall be deemed to have been jointly prepared, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any portion hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              PETRO STOPPING CENTERS, L.P.



                              By: /s/ Larry J. Zine
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                                Larry Zine, Executive Vice President


                              C&R DISTRIBUTING COMPANY, INC.



                              By: /s/ J.A. Cardwell, Jr.
                                 -----------------------------------------------
                                J.A. Cardwell, Jr., President

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